Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

RBIO ENERGY HOLDINGS CORP.

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), do hereby certify as follows:

FIRST: The name of the Corporation (the “Corporation”) is

RBIO ENERGY HOLDINGS CORP.

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total authorized capital stock of the Corporation shall be 1,000 shares of common stock, $0.01 par value per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Name	Mailing Address

Corporation Service Company	251 Little Falls Drive, Wilmington, DE 19808

SIXTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SEVENTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

EIGHTH: The directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL.

1. A director shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of directors. Neither the modification or repeal of this paragraph 1 of Article EIGHTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

2. The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. Neither the modification or repeal of this paragraph 2 of Article EIGHTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of the directors and the officers to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

3. Expenses incurred by any person who may have a right of indemnification under this Article EIGHTH in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the By-Laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

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IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of February 2024.

Corporation Service Company, Organizer

By:	/s/ Lee Jones
Name:	Lee Jones
Title:	Assistant Secretary